As filed with the Securities and Exchange Commission on April 14, 2011
Registration No. 333-159969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

ANSWERS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	98-0202855
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

237 West 35th Street, Suite 1101
New York, New York 10001
(Address of principal executive offices) (Zip Code)

ANSWERS CORPORATION 2005 INCENTIVE COMPENSATION PLAN

 (as amended from time to time)
(Full title of the plans)

Caleb Chill, Esq.
General Counsel
237 West 35th Street, Suite 1101
New York, New York 10001
 (Name and address of agent for service)
(866) 260-0461
 (Telephone number, including area code, of agent for service)

With a copy to:
Abbe L. Dienstag, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9280

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Answers Corporation, a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) registered under the Registration Statement on Form S-8 (File No. 333-159969) filed by the Company on June 15, 2009 (the “Registration Statement”) with the Securities and Exchange Commission, that remain unsold and unissued upon the termination of the offering covered by the Registration Statement described below.

On February 2, 2011, the Company, AFCV Holdings, LLC, a Delaware limited liability company (“AFCV”), and A-Team Acquisition Sub, Inc., an indirect wholly owned subsidiary of AFCV and a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provided for the merger of Merger Sub with and into Answers.com (the “Merger”), with Answers.com continuing as the surviving corporation and a wholly owned subsidiary of AFCV.

On April 12, 2011, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold and unissued as of the date of this Post-Effective Amendment.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 14th day of April, 2011.

ANSWERS CORPORATION

By:	/s/ Robert S. Rosenschein
Robert S. Rosenschein
Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Rosenschein	Chief Executive Officer & Director (Principal Executive Officer)	April 14, 2011
Robert S. Rosenschein

Chief Financial Officer
/s/ Steven Steinberg	(Principal Financial Officer and Principal Accounting Officer)	April 14, 2011
Steven Steinberg

/s/ W. Allen Beasley	Director	April 14, 2011
W. Allen Beasley

/s/ R. Thomas Dyal	Director	April 14, 2011
R. Thomas Dyal

/s/ Lawrence S. Kramer	Director	April 14, 2011
Lawrence S. Kramer

/s/ Mark B. Segall	Director	April 14, 2011
Mark B. Segall

/s/ Yehuda Sternlicht	Director	April 14, 2011
Yehuda Sternlicht

/s/ Mark A. Tebbe	Director	April 14, 2011
Mark A. Tebbe